Exhibit 10.13

COMMERCIAL CREDIT GROUP INC.

2012 EQUITY INCENTIVE PLAN

COMMERCIAL CREDIT GROUP INC.

2012 EQUITY INCENTIVE PLAN

COMMERCIAL CREDIT GROUP INC.

2012 EQUITY INCENTIVE PLAN

Section 1. Purpose. The purpose of the Commercial Credit Group Inc. 2012 Equity Incentive Plan (the “Plan”) is to attract and retain managerial and other key employees, directors and consultants, and to reward such key persons for making major contributions to the success of Commercial Credit Group Inc. (the “Company”). The Plan is designed to meet these objectives by offering performance-based stock incentives and other equity-based incentive awards, thereby providing such key persons a proprietary interest in the long term growth and performance of the Company.

Section 2. Definitions. For purposes of the Plan, unless the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

(a) “Award” (collectively, “Awards”) means an award or grant made to a Participant under Section 6 or 7 of the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as in effect from time to time, or any successor thereto, together with rules, regulations and interpretations promulgated thereunder.

(d) “Common Stock” means the $.00001 par value Common Stock of the Company or any security of the Company issued in substitution, exchange or lieu thereof pursuant to Section 11 hereof.

(e) “Company” means Commercial Credit Group Inc., a Delaware corporation, as well as any successor as provided in Section 13(f) hereof.

(f) “Compensation Committee” means the committee, if any, appointed by the Board to administer the Plan as provided in Section 3 hereof.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

(g) “Fair Market Value,” with respect to a share of Common Stock at a particular time, shall be that value as determined by the Compensation Committee which shall be (i) if such Common Stock is listed on a national securities exchange, the closing price of the Common Stock on the national securities exchange on said date, or, if no sales occur on said date, then on the next preceding date on which there were such sales of Common Stock, or (ii) if at any time the Common Stock shall not be listed on any national securities exchange, the fair market value shall be determined by the Compensation Committee in such manner as it may deem reasonable in accordance with the requirements of Code Section 409A.

(h) “Incentive Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is intended to be and is specifically designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(i) Liquidating Event” means (i) one or a series of transactions as a result of which (x) any person or group of persons (other than the Investors or any affiliate of the Investors) (“Acquiring Persons”), acquire, directly or indirectly, a majority of the Company’s voting securities and (y) the Investors sell or otherwise dispose of more than 35% of the Initial Investment Shares (it being understood that, for purposes of this definition, the exchange or conversion of any Initial Investment Shares for other convertible preferred stock or common stock of the Company shall not be considered a sale or disposition of such Initial Investment Shares), (ii) the Company consolidates with or merges into or with, or effects any plan of share exchange with, any person, and, after giving effect to such consolidation or merger or plan of share exchange, (x) any Acquiring Persons own, directly or indirectly, a majority of the voting securities of the person surviving such merger or consolidation or share exchange and (y) the Investors sell or otherwise dispose of more than 35% of the Initial Investment Shares, (iii) one or a series of related transactions as a result of which any Acquiring Persons acquire, directly or indirectly, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (iv) one or a series of transactions as a result of which the Investors no longer control the Board or (v) a complete liquidation or winding up of the Company.

(j) “Non-Qualified Stock Option” means any Stock Option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

(k) “Participant” means an employee, director or consultant of the Company who is granted an Award under the Plan.

(l) “Performance Based Restricted Stock” has the meaning set forth in Section 7(f), below.

(m) “Plan” means the Commercial Credit Group Inc. 2012 Equity Incentive Plan as set forth herein, as the same may be hereafter amended and from time to time in effect.

(n) “Qualified IPO” means an initial public offering of the Company’s Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, in which the Company receives at least $15 million of net proceeds.

(o) “Restricted Stock Grant” means an Award of shares of Common Stock granted pursuant to the provisions of Section 7 of the Plan.

(p) “Stock Option” means an Award of an option to purchase shares of Common Stock granted pursuant to the provisions of Section 6 of the Plan.

(q) “Stockholders Agreement” means the Commercial Credit Group Inc. Fifth Amended and Restated Stockholders Agreement, as same may be amended from time to time.

Section 3. Administration.

(a) The Plan shall be administered by the Compensation Committee of the Board; provided, that if the Board has not established a Compensation Committee, the Plan shall be administered by the Board and all references herein to the Compensation Committee shall be deemed to refer to the Board.

(b) The Compensation Committee is authorized to grant Awards under the Plan, to construe and interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any determination, decision or action of the Compensation Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan and any person validly claiming under or through persons participating in the Plan. No member of the Compensation Committee will be liable for any such determination, decision or action made in good faith. The Company shall effect the granting of Awards under the Plan in accordance with the determinations made by the Compensation Committee, by execution of instruments in writing in such form as are approved by the Compensation Committee.

Section 4. Duration of and Common Stock Subject to Plan.

(a) Term. The Plan shall be effective on November 7, 2012, and was approved by the stockholders of the Company on November 7, 2012. The Plan shall terminate on November 8, 2022.

(b) Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan, subject to adjustment as provided in Section 11 of the Plan, shall be 35,000 shares of the total authorized shares of the Common Stock, of which 50% shall be Restricted Stock Grants issued as Performance Based Restricted Stock Awards and 50% shall be issued as Restricted Stock Grants that vest upon the passage of time as set forth in the applicable Award agreement (“Time Based Restricted Stock Awards”). For the purpose of computing the total number of shares of Common Stock available for Awards under the Plan, there shall be counted against the foregoing limitation the number of shares of Common Stock subject to issuance upon exercise or settlement of Awards and determined as of the dates on which such Awards are granted. If any Awards are forfeited, terminated, settled in cash in lieu of stock, exchanged for other Awards, or expire unexercised, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture, termination, settlement, exchange or expiration; provided, however, that the shares of Common Stock that were subject to Performance Based Restricted Stock Awards or Time Based Restricted Stock Awards that are forfeited, terminated, settled in cash in lieu of stock or exchanged or that expire unexercised shall be available again for issuance only as Performance Based Restricted Stock Awards or Time Based Restricted Stock Awards, respectively. Further, any shares of Common Stock which are used as full or partial payment to the Company by a Participant of the purchase price of shares of Common Stock upon exercise of Stock Options shall again be available for Awards under the Plan. Common Stock issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.

Section 5. Eligibility. Only managerial and other key employees, directors and consultants of the Company or any of the Company’s subsidiaries shall be eligible to be granted Awards under the Plan; provided, however, that (i) only employees of the Company and of any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code shall be eligible to receive Incentive Stock Options under the Plan, and (ii) Stock Options may be granted solely to individuals in respect of whom the Company would be an eligible issuer of service recipient stock, as such phrase is defined in Treasury Regulation Section 1.409A-1(b)(5)(iii)(E). The Compensation Committee shall, from time to time, (i) determine those managerial and other key employees, directors and consultants to whom Awards shall be granted and the conditions of each such Award or issue and sale and (ii) grant such Awards.

Section 6. Stock Options. Stock Options may be granted under the Plan in the form of Incentive Stock Options or Non-Qualified Stock Options; and such Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Grant. Stock Options may be granted under the Plan on such terms and conditions not inconsistent with the provisions of the Plan and in such form as the Compensation Committee may from time to time approve. Stock Options may be granted alone, in addition to or in combination with other Awards under the Plan.

(b) Stock Option Price. The option exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the

Compensation Committee at the time of grant, but in no event shall the exercise price of a Stock Option be less than 100% of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option.

(c) Option Term. The term of each Stock Option shall be fixed by the Compensation Committee; provided, that the term of Incentive Stock Options shall not exceed 10 years after the date the Incentive Stock Option is granted. The Committee may provide that a Stock Option may terminate prior to its stated term upon the termination of employment or other services of the Participant.

(d) Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Compensation Committee at the date of grant, including the performance by the Participant of past or future services or the attainment of performance targets established by the Compensation Committee.

(e) Method of Exercise. A Stock Option may be exercised, in whole or in part, by a Participant’s giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable to the Compensation Committee in its sole discretion, in any other form of lawful consideration, including, but not limited to, in shares of Common Stock either already owned by the Participant or subject to such Stock Option.

(f) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such other limit as may be required by the Code.

(g) Special Rule for 10% Owners. With respect to an Incentive Stock Option granted under the Plan to a Participant who owns more than 10% of the voting power of all classes of stock of the Company at the time of such grant, the exercise price for such Incentive Stock Option shall be no less than 110% of the Fair Market Value of the Common Stock on the date of the grant and the term of such Incentive Stock Option shall not exceed 5 years from the grant date.

(h) Accelerated Vesting. The Compensation Committee may provide, in an Award agreement of any Participant or otherwise, for the accelerated vesting of the Stock Option represented by such Award upon the occurrence of a designated event such as a Liquidating Event or certain other circumstances, all as determined at the sole discretion of the Compensation Committee.

Section 7. Restricted Stock Grants. Restricted Stock Grants shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Compensation Committee shall determine:

(a) Restricted Stock Grants. A Restricted Stock Grant is an Award of shares of Common Stock to a Participant subject to such terms and conditions as the Compensation Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit such shares back to the Company upon termination of employment prior to vesting.

(b) Grants of Awards. Restricted Stock Grants may be granted under the Plan in such form and on such terms and conditions as the Compensation Committee may from time to time approve. Restricted Stock Grants may be granted alone, in addition to or in combination with other Awards under the Plan. Subject to the terms of the Plan, the Compensation Committee shall determine the number of Restricted Stock Grants to be made to a Participant and the Compensation Committee may impose different terms and conditions on any particular Restricted Stock Grant made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award; which certificate evidencing such shares shall be held in custody by the Company until the restrictions thereon shall have lapsed.

(c) Restriction Period. Restricted Stock Grants shall provide that in order for a Participant to vest in such Awards, the Participant must remain in the employment or other engagement as a consultant or director of the Company, subject to relief for specified reasons, for a period of time commencing on the date of the Award and ending on such later date or dates as the Compensation Committee may designate at the time of the Award (“Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of shares of Common Stock received under a Restricted Stock Grant. The Compensation Committee, in its sole discretion, may also provide for the lapse of restrictions in installments during the Restriction Period based upon the performance by the Participant of past or future services or the attainment of performance targets established by the Compensation Committee. In addition, the Compensation Committee may provide for the acceleration of the lapse of restrictions upon the occurrence of a designated event such as a Liquidating Event or certain other circumstances, all as determined at the sole discretion of the Compensation Committee. Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments), the Participant shall be entitled to receive the certificates for his or her Restricted Stock Grant or portion thereof, as the case may be.

(d) Payment of Awards. The Compensation Committee may, in its discretion, permit a Participant to elect to receive, in lieu of shares of unrestricted stock at the conclusion of a Restriction Period, a cash payment equal to the Fair Market Value of the Restricted Stock vesting on the date the restrictions expire.

(e) Rights as a Stockholder. A Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. Stock dividends issued and extraordinary distributions made with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares or other amounts under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which such dividends are issued or other distributions made.

(f) Performance-Based Restricted Stock. Performance-Based Restricted Stock is a Restricted Stock Grant subject to the terms and conditions of this Section 7 above and which in addition is intended to meet the following terms and conditions:

(i) Unless otherwise provided in the Award agreement, a Performance-Based Restricted Stock Award shall vest only upon a Liquidating Event that occurs within 15 years after the date of grant and that satisfies one or more of the vesting conditions set forth in clauses (A) and (B) below.

(A) A Performance-Based Restricted Stock Award shall vest in its entirety upon a Liquidating Event which occurs within 15 years after the date of grant and that satisfies the ROI Trigger. The “ROI Trigger” shall be deemed satisfied if the Investors’ Return on Investment with respect to the Initial Investment Shares is, with respect to the time periods set forth in the following table, equal to or in excess of the amounts set forth opposite such time period in the following table:

Number of Months of Investment	Investors’ Return on Investment Required to Achieve Trigger
Less than or equal to 36	2.0 x
Greater than 36 but less than or equal to 48	2.5 x
Greater than 48 but less than or equal to 60	3.0 x
Greater than 60 but less than or equal to 72	3.5 x
Greater than 72	4.0 x

For purposes of the table above, with respect to any Company securities purchased by the Investors, the Number of Months of Investment shall equal the number of whole calendar months elapsed from the date of the Investors’ initial purchase of such securities through the date of the Liquidating Event (rounded down to the nearest whole calendar month).

(B) If a Liquidating Event occurs within 15 years after the date of grant but does not result in vesting pursuant to clause (A) above, then up to 50% of the Performance-Based Restricted Stock Award shall vest upon satisfaction of the following financial hurdles:

(1) 25% of the Performance-Based Restricted Stock Award shall vest if upon such Liquidating Event the Compound Annual Growth Rate of Receivables equals or exceeds 20%; and

(2) 25% of the Performance-Based Restricted Stock Award shall vest if upon such Liquidating Event the Cumulative Average Return on Equity equals or exceeds 12.5%.

(ii) Unless otherwise provided by the Compensation Committee, a Performance-Based Restricted Stock Award or any portion thereof which has not vested as of the date the Participant terminates employment or ceases to provide other services to the Company shall be forfeited at such time. A Performance-Based Restricted Stock Award or any portion thereof that fails to vest upon a Liquidating Event shall be forfeited at such time. A Performance- Based Restricted Stock Award or any portion thereof that has not previously vested or been forfeited as of the fifteenth anniversary of the date of grant shall be forfeited at such time.

(iii) For purposes of the Plan, the following terms have the following meanings:

(1) “Compound Annual Growth Rate of Receivables” means a percentage determined by (w) dividing the Receivables of the Company on the last day of the Measurement Period by the Receivables of the Company on the first day of the Measurement Period, (x) raising the resulting number by a power, which power shall be a fraction, the numerator of which is 1 and the denominator of which is the total number days in the Measurement Period divided by 365, (y) subtracting the resulting number by one (1), and (z) converting the resulting decimal into a percentage. The calculation of Compound Annual Growth Rate of Receivables shall be adjusted in the good faith discretion of the Compensation Committee as appropriate to account for any acquisitions of Receivables by the Company or similar corporate events.

(2) “Cumulative Average Return on Equity” means a percentage determined by (x) dividing the Adjusted Net Income generated over the Measurement Period by the number of full and partial years in the Measurement Period, and (y) dividing the resulting number by the average quarterly shareholders’ equity of the Company during the Measurement Period (as reflected on the Company’s quarterly balance sheets). For purposes of this paragraph “Adjusted Net Income” shall mean net income as reflected on the Company’s financial statements, adjusted to exclude the effect of the following items on a tax-adjusted basis: (i) any management consulting fee paid by the Company to the Investors or any affiliate of the Investors, (ii) GAAP expenses (if any) related to the initial purchase by the Investors’ of the Company’s securities that were converted into Series 2 Preferred Stock, and (iii) any equity compensation expense.

(3) “Customer Agreements” means, collectively, (i) each agreement pursuant to which the Company or one of its subsidiaries has loaned or agreed to loan money to a customer, whether on a secured or unsecured basis, (ii) each promissory note delivered by a customer to the Company or one of its subsidiaries, (iii) each lease agreement evidencing a lease of personal property by the Company or one of its subsidiaries, as lessor, and (iv) any other documents entered into by the Company, its subsidiaries or any customer in connection with the foregoing.

(4) “Fair Market Value” means the fair market value of the subject consideration as determined in good faith by the Board.

(5) “Initial Investment Shares” means the shares of Series 2 Preferred Stock acquired by the Investors on May 10, 2012.

(6) “Investors” means Lovell Minnick Equity Partners III LP, Lovell Minnick Equity Partners III-A LP, and each of their affiliated investment funds.

(7) “Investors’ Return on Investment” shall be determined at the time of the Liquidating Event and shall be equal to (A) the Fair Market Value of the consideration received by the Investors for the Initial Investment Shares sold in such Liquidating Event divided by (B) the purchase price paid by the Investors for such Initial Investment Shares; provided, however, that for purposes of calculating Investors’ Return on Investment with respect to the Initial Investment Shares, an amount equal to $1.96 per share (subject to adjustment as appropriate for stock splits, stock combinations and similar events) shall be deducted from the purchase price paid. Any interim distributions to the Investors in relation to the Initial Investment Shares prior to such Liquidating Event will be treated as money received by the Investors and credited toward the Investors’ Return on Investment. Notwithstanding the foregoing, any management consulting fee or expense reimbursement paid by the Company to the Investors or any affiliate of the Investors shall not be treated as an “interim distribution” for purposes of the Return on Investment calculation. The determination of the Investors’ Return on Investment shall be made by the Compensation Committee in its good faith discretion and shall be final and binding on all parties.

(8) “Measurement Period” means March 31, 2012 through the most recent quarter ended prior to a Liquidating Event.

(9) “Receivable” means any and all indebtedness and other obligations which is owed by a customer to the Company or a subsidiary thereof, as applicable, under a Customer Agreement or any right of the Company or a subsidiary thereof, as applicable, arising in connection with the making of loans or the sale and lease of goods or the rendering of services by the Company or such subsidiary, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.

Section 8. Deferral Elections. The Compensation Committee may permit a Participant to elect to defer his or her receipt of the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise of an Award made under the Plan. If any such election is permitted, the Compensation Committee shall establish written rules and procedures for such deferrals in accordance with the requirements of Code Section 409A, including the possible payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock.

Section 9. Termination of Employment. The terms and conditions under which an Award may be exercised after a Participant’s termination of employment or engagement as a consultant or director shall be determined by the Compensation Committee.

Section 10. Non-transferability of Awards; Stockholders’ Agreement. No Award under the Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options are exercisable only by the Participant or his or her legal representative. Prior to the issuance of any shares of Common Stock, whether upon exercise of any Stock Option or issuance of any Restricted Stock Grant, the Participant or other recipient of such Common Stock shall be required to execute and deliver either (a) a joinder to the Stockholders Agreement among the Company and its holders of capital stock or (b) a restrictive equity agreement containing substantially the same such restrictions in form and substance approved by the Compensation Committee.

Section 11. Adjustments Upon Changes in Capitalization, Etc.; Liquidating Event

(a) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, other debentures, preferred or prior preference stocks, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

(b) In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to an Award and the number of shares reserved for issuance pursuant to the Plan but not yet covered by an Award shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger, exchange of shares, consolidation or dividends payable in shares or other securities, then there shall be substituted for each share of Common Stock subject to any Award and for each share of Common Stock reserved for issuance pursuant to the Plan but not yet covered by an Award, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged. In the event there shall be any change other than as specified above in this Section 11, in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, or if there shall occur a Liquidating Event, then if the Compensation Committee shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an Award and of the shares then subject to an Award or Awards, such adjustment shall be made by the Compensation Committee and shall be effective and binding for all purposes of the Plan and each agreement entered into with a Participant under the Plan. In the case of any such substitution or adjustment as provided for in this Section 11, no adjustment shall be made to the aggregate Award price for the shares covered by an unexercised Stock Option; but the price per share specified in each substitute Stock Option agreement shall be correspondingly adjusted; provided, that no adjustment shall be made with respect to an Incentive Stock Option that would constitute a modification as defined in Section 424 of the Code or that would violate Section 409A of the Code. Any such adjustment made by the Compensation Committee shall be conclusive and binding upon all affected persons, including the Company and all Participants. No adjustment or substitution provided for in this Section 11 shall require the Company in any agreement with a Participant to issue a fractional share and the total substitution or adjustment with respect to each agreement with a Participant shall be limited accordingly. For the avoidance of doubt, no adjustment shall be made under this Section 11 in connection with the Purchase and Redemption Agreement or the Recapitalization Agreement (each as defined in the Stockholders Agreement).

(c) Unless otherwise provided in the applicable Award agreement delivered to Participant, in the event of a Liquidating Event, then any surviving corporation or acquiring corporation (or parent thereof) may assume any Stock Options outstanding under the Plan or may substitute similar stock options of equal or greater value. In the event any surviving corporation or acquiring corporation (or parent thereof) refuses to assume such Stock Options or to substitute similar stock options for those outstanding under the Plan, then (A) with respect to Stock Options held by Participants whose employment or other service has not terminated, the vesting of such Stock Options shall be accelerated in full, and the Stock Options shall terminate upon closing of the Liquidating Event if not exercised before. With respect to any other Stock Options outstanding under the Plan, such Awards shall terminate if not exercised upon closing of the Liquidating Event. In connection with a Liquidating Event, the Company or any surviving corporation or acquiring corporation shall have the right, but not the obligation, to cancel any Stock Options as of the closing of the Liquidating Event in exchange for payment of an amount equal to the spread (if any) inherent therein (i.e. the value of the shares covered by the Stock Option minus the exercise price thereof), and the Company or any surviving corporation or acquiring corporation (or parent thereof) shall have the right, but not the obligation, to make any such payment subject to any escrow, earn-out or other contingent or deferred payment arrangement that is contemplated by such Liquidating Event transaction. The Company shall send advance written notice to Participants describing in reasonable detail the effect of the Liquidating Event on their Stock Options, including the fact that such Stock Options may terminate upon closing of the Liquidating Event if not exercised before.

Section 12. Amendment and Termination. Without further approval of the stockholders, the Board may at any time terminate the Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the stockholders, make any amendment which would (i) require stockholder approval for Incentive Stock Options granted or to be granted under the Plan to qualify as incentive stock options within the meaning of Section 422 of the Code or (ii) require stockholder approval under applicable law or the rules of any national securities exchange upon which the Common Stock is listed at the time such amendment is proposed. No termination, amendment or modification of the Plan shall affect in any material way any Award previously made under the Plan without the written consent of the Participant holding such Award.

Section 13. Miscellaneous.

(a) Tax Withholding. The Company shall have the right to deduct from any settlement, including the delivery or vesting of shares, made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made, and no more than the minimum required amount of tax withholding may be withheld in Common Stock.

(b) No Right To Employment. Neither the adoption of the Plan nor the granting of any Award hereunder shall confer upon any employee, consultant or director of the Company any right to continued employment or other engagement with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment or other engagement of any of its employees, consultants or directors at any time, with or without cause.

(c) Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws. Certificates for shares of Common Stock delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Compensation Committee agreeing to the terms and conditions of the Award and such related matters as the Compensation Committee shall, in its sole discretion, determine.

(e) Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

(f) Costs of Plan. The costs and expenses of administering the Plan shall be borne by the Company.

(g) Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

(h) 409A. Awards under this Plan are intended to be exempt from, or to comply with, the provisions of Section 409A of the Code, and this Plan and all Awards granted hereunder shall be interpreted accordingly. Notwithstanding anything herein to the contrary, the Company shall have the discretion and authority to amend this Plan or any Award granted hereunder at any time to the extent necessary or advisable to satisfy any requirements of Section 409A of the Code or guidance published thereunder. However, in no event will the Company or any affiliate have any liability for any failure of the Plan or any Award to satisfy Code Section 409A.

(i) To the extent that anything herein conflicts with the terms or conditions of an employment agreement or in an Award duly executed and delivered by and between the Company and a Participant, the terms and conditions of the employment agreement shall control.